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                                                                    Exhibit 99.1


Bay View
Capital Corporation                           News Release
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                                         NYSE:BVC
                                         Web Site:  www.bayviewcapital.com
                                         Contact:   David A. Heaberlin
                                                    (650) 312-7272


                                         NASDAQ:    FMAX
                                         Web Site:  www.fmax.com
                                         Contact:   Wayne L. "Buz" Knyal
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                                                    (310) 229-2629
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FOR IMMEDIATE RELEASE
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August 25, 1999


           BAY VIEW CAPITAL AND FRANCHISE MORTGAGE ANNOUNCE REVISED
                     TERMS OF DEFINITIVE MERGER AGREEMENT


     San Mateo, California - Bay View Capital Corporation (Bay View, NYSE: BVC) and Franchise Mortgage Acceptance Company (FMAC, Nasdaq: FMAX) today announced that they have agreed to amend the terms of the definitive merger agreement between the two companies. In accordance with the amended terms, each FMAC shareholder will have the option to elect either $9.80 in cash or .5444 shares of Bay View's common stock. In total, the elections for cash are limited to 15% of the shares of FMAC common stock outstanding immediately prior to closing and the elections for Bay View common stock are limited to 85% of the shares of FMAC common stock outstanding immediately prior to closing. In addition, the original merger provision prohibiting any FMAC shareholder from owning more than 9.99% of Bay View following the merger, along with the walk-away provision to the extent Bay View's stock price was less than $17.50, has been eliminated.

     In anticipation of the merger, which is still subject to approvals by both Bay View's and FMAC's shareholders, Bay View and FMAC are currently exploring a late 1999 or early 2000 whole loan sale or securitization of approximately $400- $500 million in franchise and branded retail loans.

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     Edward H. Sondker, Bay View's President and Chief Executive Officer,
commented, "We are very pleased that our companies could come together and agree upon these revised terms, which we believe are in the best interests of all of our shareholders. With all regulatory approvals received, we can now intensify our integration efforts towards our goal of an early fourth quarter close."

     Wayne L. "Buz" Knyal, FMAC's President and Chief Executive Officer, commented, "We look forward to completing this transaction and becoming part of Bay View. The resulting entity will be well positioned to grow and expand our leadership position in the franchise and multi-family lending segments."

     Bay View Capital Corporation is a $5.9 billion diversified financial services holding company headquartered in San Mateo, California. It is the parent company of Bay View Bank, N.A. and its subsidiaries, Bay View Acceptance Corporation and Bay View Commercial Finance Group.

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